NATIONAL COMPUTER SYSTEMS, INC.


                   11000 Prairie Lakes Drive
                 Eden Prairie, Minnesota 55344


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    MAY 26, 1994 at 3:30 P.M.


TO THE STOCKHOLDERS OF NATIONAL COMPUTER SYSTEMS, INC.:

The annual meeting of stockholders of National Computer Systems, Inc. (NCS), a Minnesota corporation, will be held Thursday, May 26, 1994 at 3:30 P.M., Central Daylight Savings Time, at the Lutheran Brotherhood Building (Auditorium-First Floor), 625 4th Avenue South, Minneapolis, Minnesota for the following purposes:

1.  To elect a Board of Directors for the ensuing year.

2. To approve appointment of Ernst & Young as auditors for the year ending January 31, 1995.

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 28, 1994, will be entitled to cast one vote on each proposal for each share held of record at that time. A copy of the NCS annual report is included in this mailing, first made on approximately the date shown below.

DATED: April 20, 1994

BY ORDER OF THE BOARD OF DIRECTORS

J. W. Fenton, Jr., Secretary

STOCKHOLDERS UNABLE TO ATTEND THIS MEETING ARE URGED TO SIGN AND
DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

NATIONAL COMPUTER SYSTEMS, INC.
11000 Prairie Lakes Drive
Eden Prairie, Minnesota 55344

PROXY STATEMENT
===============

The annual meeting of the stockholders of National Computer Systems, Inc.(NCS or the Company) will be held on Thursday, May 26, 1994, at 3:30 P.M., at the Lutheran Brotherhood Building, 625 4th Avenue South, Minneapolis, Minnesota for the purposes set forth in the accompanying notice. The only matters the Board of Directors knows will be presented are those stated in items 1 and 2 of the notice. Should any other matter properly come before the meeting, it is the intention of the named proxies to vote on such matters in accordance with their best judgment.

OUTSTANDING SHARES AND VOTING RIGHTS
====================================

The Board of Directors has fixed the close of business on March 28, 1994, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. The voting securities of NCS outstanding and entitled to vote on that date were 15,014,617 shares of Common Stock. Each share is entitled to cast one vote on each proposal before the meeting.

The enclosed proxy is solicited on behalf of the Board of Directors for use at the annual meeting. If the proxy is properly executed and returned, the shares represented will be voted at the meeting and at all adjournments. Where specific direction is given by the stockholder, the shares will be voted in accordance with that direction. If no direction is given, the proxy will be voted to elect the eight persons named below as directors and for the other proposal set forth in the accompanying notice. The proxy may be revoked at any time prior to its exercise by filing written notice with the Secretary of NCS.

Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting, but will not be considered as present and entitled to vote with respect to such matters.

ELECTION OF DIRECTORS
=====================

At the meeting, the eight persons listed below will be nominated for election as directors until the next annual meeting of stockholders and until their successors have been elected. Of the current directors, David C. Malmberg is resigning as a director effective April 30, 1994 and William W. Chorske and Robert F. Zicarelli have chosen not to stand for reelection at this annual meeting. Ms. Keffeler and Mr. Stiefler were elected as directors by the Board of Directors since the last annual meeting of stockholders. Each nominee is presently available for election. Should any nominee become unable to serve, the persons voting the enclosed proxy may, in their discretion, vote for a substitute.

Shown below is certain information about the nominees, as of February 28, 1994. Each nominee has sole investment and voting power of all shares of Common Stock shown (the only NCS equity securities owned by the nominees), except as otherwise noted. The election of each director requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

                                              Principal Occupation                                          Shares
                                                      and                                   Director     Beneficially   Percent of
    Name                     Age              Business Experience                             Since         Owned       Outstanding
    ====                     ===              ====================                          ========     ============   ===========

Charles W. Oswald*             66   Chairman & Chief Executive Officer of NCS                 1970        1,947,352 <FN1>   13%
                                    for more than five years.

David P. Campbell++            60   Smith Richardson Senior Fellow, Center for                1969            8,218 <FN2>   <FN3>
                                    Creative Leadership (educational/research
                                    programs in creativity and leadership) and
                                    consultant to NCS for more than five years.

David C. Cox*++                56   President & Chief Executive Officer of Cowles             1983           11,200 <FN4>   <FN3>
                                    Media Company (diversified communications) for
                                    more than five years.

Jean B. Keffeler+              48   Business and Management Consultant, The                   1993            1,500         <FN3>
                                    Keffeler Company since March, 1991 and Senior
                                    Executive Officer, West Region, HealthOne
                                    Corporation (health care) from March, 1989 to
                                    March, 1991.

Stephen G. Shank* +            50   President & Chief Executive Officer of Learning           1985            5,619 <FN4>   <FN3>
                                    Ventures, Inc. (education programs and services)
                                    since January, 1992 and Chairman & Chief
                                    Executive Officer of Tonka Corporation
                                    (manufacturer and marketer of toy products) for
                                    more than five years prior to September, 1991.

John E. Steuri++               54   Chairman & Chief Executive Officer of Systematics         1991           10,000 <FN5>   <FN3>
                                    Information Services, Inc. (information processing,
                                    outsourcing services and application software) for
                                    more than five years.

Jeffrey E. Stiefler++          47   President of American Express Company (travel             1993              900         <FN3>
                                    and financial services) since August, 1993,
                                    President & Chief Executive Officer of IDS
                                    Financial Corporation (financial services)
                                    from September, 1990 to August, 1993 and
                                    Executive Vice President-Sales and Marketing
                                    for IDS Financial Corporation from June,
                                    1987 to September, 1990.

John W. Vessey+                71   Management consultant since October, 1985 and             1986            5,400 <FN4>   <FN3>
                                    prior to that Chairman, Joint Chiefs of Staff,
                                    U.S. Department of Defense from June, 1982 to
                                    October, 1985.

                                    * Member of Executive Committee
                                    + Member of Audit Committee
                                  ++  Member of Compensation Committee

<FN1>  The shares listed for Mr. Oswald include 32,500 shares issued pursuant to the NCS Long-Term Incentive Plan (L-TIP) which are subject to forfeiture, 886 shares allocated to him pursuant to the NCS Employee Stock Ownership Plan (ESOP) and 35,900 shares that may be acquired within 60 days upon exercise of outstanding stock options. The shares listed do not include 25,000 shares owned by Mr. Oswald's wife, as to which Mr. Oswald disclaims beneficial ownership.

<FN2>  The shares listed for Dr. Campbell include 2,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN3>  Less than 1%.

<FN4>  The shares listed for Messrs. Cox, Shank and Vessey include
5,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN5>  The shares listed for Mr. Steuri include 3,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.


Mr. Oswald is also a director of ADC Telecommunications, Inc.;
Mr. Cox is also a director of The NWNL Companies, Inc. and Tennant Company; Mr. Shank is also a director of Advance
Circuits, Inc.; Mr. Steuri is also a director of ALLTEL
Corporation; Mr. Stiefler is also a director of American Express
Company; and General Vessey is also a director of Martin Marietta
Corp.

Mr. Chorske is a member of the Audit Committee and Mr. Zicarelli is a member of the Compensation Committee.

On January 28, 1994, the Company sold the assets of its Catalog Card Division to Sagebrush Technologies, Inc. (STI), a substantially wholly-owned subsidiary of Rotherwood Corporation (Rotherwood). Mr. Oswald owns substantially all of the outstanding stock and is President of Rotherwood. In addition, the son of Mr. Zicarelli, a current director of NCS, is President of STI. In consideration for the assets acquired, STI is required to pay NCS a total of $2,350,000. Of this amount, $500,000 was paid in cash at closing and the balance is payable in quarterly installments, including interest at 7%, of $50,000, $100,000, $125,000, $87,500, $75,000 and $25,000 during the first through sixth years, respectively, following the sale. The terms of the sale were negotiated by officers of NCS other than Mr. Oswald. Messrs. Oswald and Zicarelli did not participate in Board deliberations concerning, or vote upon, the sale of assets to STI. The remaining directors of NCS determined that the terms of the sale were fair and reasonable to NCS and approved the transaction with STI.

The Board of Directors held five meetings during the fiscal year ended January 31, 1994 (fiscal 1993). The Audit Committee of the Board of Directors reviews the audited financial statements with the independent auditors and the Company's accounting and reporting practices. During the last fiscal year, the Audit Committee held five meetings. The Compensation Committee of the Board of Directors reviews the Company's compensation and personnel policies and programs. During the last fiscal year, the Compensation Committee held four meetings. There is no nominating committee of the Board of Directors. Directors attended 75% or more of all Board of Directors and Committee meetings, except Mr. Chorske who attended three of five Board meetings.

Outside directors receive fees of $3,000 per quarter ($3,375 for each Committee Chairperson) and participation fees of $1,000 for each Board meeting attended. A fee of $750 is paid for any Committee meeting held on any day other than a scheduled Board meeting.

During the year ended January 31, 1994, NCS paid Dr. Campbell
$30,000 in consulting fees and $67,800 as royalties relating to tests developed by Dr. Campbell for which NCS is the exclusive perpetual licensee.

NCS has a Non-Employee Director Stock Option Plan under which each director who is not an employee of NCS will be automatically granted, on each date that he or she is elected or reelected as a director of NCS by the stockholders, an option to acquire 1,000 shares of Common Stock. During fiscal 1993, all non-employee directors as a group were granted options to purchase 6,000 shares at a per share option price of $16.00. None of the options have been exercised.

APPOINTMENT OF INDEPENDENT AUDITORS
===================================

Subject to ratification by the stockholders at this annual meeting, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of the certified public accounting firm of Ernst & Young as the Company's independent auditors for the fiscal year ending January 31, 1995.

Ernst & Young has regularly audited the Company's consolidated financial statements since 1972. A representative of Ernst & Young is expected to be present at the annual meeting of stockholders on May 26, 1994 and will be offered the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

OWNERSHIP OF NCS COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND
EXECUTIVE OFFICERS
==============================================================

Information as to the persons or groups known by NCS to be the beneficial owners of 5% or more of the outstanding shares of NCS Common Stock (NCS' only voting security), the executive officers of the Company included in the Summary Compensation Table and all directors and executive officers as a group as of February 28, 1994, is shown below. Except as otherwise indicated, the stockholders listed in the table have sole voting power and investment power with respect to the Common Stock owned by them.

                                    Shares
                                 Beneficially          Percent of
Name and Address                    Owned             Outstanding
================                 ============         ===========

Charles W. Oswald                  1,947,352              13%
11000 Prairie Lakes Drive
Eden Prairie, Minnesota 55344

David C. Malmberg                    277,709 <FN1>         2%
Robert C. Bowen                       35,281 <FN2>        <FN7>
Norman A. Cocke                       18,213 <FN3>        <FN7>
David W. Smith                        14,582 <FN4>        <FN7>
Philip W. Arneson                     10,454 <FN5>        <FN7>

All Directors and Executive
Officers as a Group (20 persons)   2,511,217 <FN6>        17%


<FN1>  The shares listed for Mr. Malmberg include 27,000 shares issued pursuant to the L-TIP which are subject to forfeiture, 874 shares allocated to him pursuant to the ESOP and 6,800 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN2>  The shares listed for Mr. Bowen include 18,000 shares issued pursuant to the L-TIP which are subject to forfeiture, 774 shares allocated to him pursuant to the ESOP and 10,600 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN3>  The shares listed for Mr. Cocke include 10,000 shares issued pursuant to the L-TIP which are subject to forfeiture, 213 shares allocated to him pursuant to the ESOP and 8,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN4>  The shares listed for Mr. Smith include 7,000 shares issued pursuant to the L-TIP which are subject to forfeiture and 623 shares allocated to him pursuant to the ESOP.

<FN5>  The shares listed for Mr. Arneson include 854 shares
allocated to him pursuant to the ESOP and 9,600 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN6>  Includes 144,900 shares issued pursuant to the L-TIP which are subject to forfeiture, 6,509 shares allocated pursuant to the ESOP and 123,300 shares that may be acquired within 60 days upon exercise of outstanding stock options. Mr. Chorske and Mr. Zicarelli beneficially owned 3,000 and 18,000 shares of NCS Common Stock, respectively, as of February 28, 1994 and of these shares, 3,000 and 5,000 shares, respectively, are shares which may be acquired within 60 days upon exercise of outstanding stock options.

<FN7>  Less than 1%.

EXECUTIVE COMPENSATION
======================

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

The Compensation Committee of the Board of Directors (Compensation Committee) is composed of directors who review the Company's compensation and personnel policies and programs. They approve and make recommendations with regard to those policies and programs. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and senior executive officers of the Company.

The Compensation Committee has access to outside consultants and independent compensation data.

The objectives of the Company's executive compensation program are to:
- -  Support the goal of increasing stockholder value,
- - Provide compensation that will attract and retain superior talent and reward performance, and
- - Align each executive officer's interests with the success of the Company by making a portion of compensation dependent on business unit and corporate earnings growth.

The executive compensation program provides an overall level of compensation opportunity that is competitive with peer companies as well as with a general group of comparably-sized companies. The peer group consists of companies in the computer, electronics, software and related services industry, both nationally and locally. National compensation survey data is obtained from an outside consultant and industry associations. Data on approximately 125 companies which are of a size and complexity comparable to the Company is utilized. Local compensation survey data is obtained from a group of approximately 15 national and international companies headquartered in the Minneapolis-St. Paul metro area that are selected by the Company. The general comparative group consists of companies of comparable size included in nation-wide, general industrial survey data obtained from three major management consulting firms. Actual total compensation levels may be greater or less than average competitive levels in surveyed companies based on annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary; annual cash incentive compensation; long-term incentive compensation in the form of stock options and performance based cash and restricted stock awards; and various health and other benefits.

Base Salary

Base salary levels for the Company's executive officers are viewed as one part of a comprehensive annual cash compensation program and are set relative to the peer and other comparable companies in the groups described above. Generally, it is intended that salary levels, when combined with annual performance based amounts, will result in compensation in the 50-75th percentile of amounts paid for comparable job functions by the peer and other companies described above. In determining salaries, the Compensation Committee also takes into account individual experience, job responsibility, performance and any other issues relevant to the Company.

Performance Based Compensation

The Management Incentive Plan (MIP) is the Company's annual incentive program for executive officers and key managers. The purpose of the Plan is to provide direct financial incentives in the form of annual cash bonuses to executives to achieve their business units' goals, the Company's annual goals and individual achievement goals. Threshold, target and maximum goals for Company and business unit performance are set at the beginning of the year with 70% of individual bonus amounts based on achieving corporate and business unit operating income goals and 30% based on achievement of pre-defined personal goals. Generally, it is intended that achievement of the target goals will result in annual bonuses which, when combined with base salary, will result in compensation in the 50-75th percentile of amounts paid for comparable job functions by the peer and other comparable companies described above. The Compensation Committee also gives consideration to issues which they deem specific to the Company. During the last fiscal year, the corporate operating income goal was not met. Bonuses, if any, were paid under the MIP based on achievement of business unit operating goals and personal goals. In addition to cash bonuses paid under the MIP, the Compensation Committee may grant discretionary one-time cash bonuses when specific individual performance exceeds established performance goals.

Stock Option and Long-Term Incentive Programs

The stock option plans and the Long-Term Incentive Plan (L-TIP) are the Company's long-term incentive plans for executive officers. The objectives of the plans are to promote the long-term interests of the Company by enhancing its ability to attract, motivate and retain its key executives and increase their identification with the long-term interests of NCS stockholders through cash and stock ownership incentives based on long-term financial performance. The stock option plans and the L-TIP enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

The Company's stock option plans are administered by the Board of Directors. Stock options for executive officers are generally granted annually at option prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted have five-year terms and vest at the rate of 20% after 12, 24, 36, 48 and 58 months. The amounts to be granted to executive officers are recommended by the Compensation Committee using relevant survey data, consideration of the value of Company stock and the total number of shares and option shares outstanding, competitive employment factors and performance of the individual.

The L-TIP has two features designed to reward participants for contributing to the achievement of performance goals over the long term. The cash compensation feature will result in the payment of cash bonuses to participants when the performance goal is attained and the restricted stock feature provides for awards of restricted NCS Common Stock that will vest if the participant is employed by NCS after 10 years from award date, or earlier if the prescribed performance goal is achieved. If the goal is achieved, the cash and stock awards are paid out over a three-year period: 40% as of the end of the year of achievement and 30% at the end of each of the next two succeeding years. The performance goal contained in currently outstanding L-TIP awards is the achievement of a 20% return on equity in any fiscal year. The cash compensation payout is based on a percentage (not to exceed 30%) of the participant's total compensation over the three-year period ending with the year in which the performance goal is achieved. The currently outstanding awards were granted to eligible executive officers based on survey data, anticipated growth in the value of the Company stock and competitive employment factors at the time of award.

Benefits

The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, an employee stock ownership plan, an employee stock purchase plan and an employee savings plan with 401(k) features. These benefit programs are generally available to all employees of the Company.

Chief Executive Officer Compensation

Mr. Oswald's annual cash and long-term incentive compensation programs are established in the same manner as those for the Company's other executive officers described above. Mr. Oswald's base salary throughout fiscal 1993 was $390,000, an amount the Compensation Committee determined based on its review at the beginning of the fiscal year would, when added to potential performance based compensation if established goals were met, result in compensation in the 50-75th percentile of similar amounts paid to chief executive officers by the peer and general comparative group companies described above. During the year, no bonus was accrued for Mr. Oswald under the MIP because of overall Company performance. Mr. Oswald was granted an option, during the year, to purchase 12,000 shares of the Company's Common Stock. The Compensation Committee determined the amount of the option to be granted in the same manner as described above for other executive officers. As in the case of other executive officers, Mr. Oswald has not started to receive a cash or stock payout under the L-TIP.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. Accordingly, the Committee has not formulated a policy with respect to qualifying such compensation for deductibility under
Section 162(m).


David C. Cox, Chairman
David P. Campbell           Jeffrey E. Stiefler
John E. Steuri              Robert F. Zicarelli

Members of the Compensation Committee

SUMMARY COMPENSATION TABLE
==========================

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company, the four other most highly compensated executive officers of the Company and one additional person who would have been included except for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.

                                                     Annual Compensation              Compensation Awards
                                             ==================================     =======================
                                                                         Other
                                                                         Annual     Restricted   Securities  Compensation<FN3>
Name and Principal Position        Year      Salary       Bonus<FN1>     sation     Awards<FN2>   Options       ESP    ESOP
===========================       ======     ======       ========       ======     ==========   ==========     =====  ======

Charles W. Oswald, Chairman and    1993     $390,000     $        0       $     0   $        0     12,000     $ 4,505  $ 2,736
   Chief Executive Officer <FN4>   1992      386,250         91,834             0            0     12,000       4,384    3,442
                                   1991      362,500        187,500             0            0     15,000       3,915    3,250

David C. Malmberg, Vice            1993     $295,000     $        0       $ 2,490   $        0     10,000     $ 4,505  $ 2,733
   Chairman and President,         1992      292,500         55,572         1,062            0     10,000       4,768    3,438
   NCS Technology <FN5>            1991      281,250        102,600             0            0     12,000       4,281    3,243

Robert C. Bowen, Senior Vice       1993     $200,000      $  25,193       $ 1,315   $        0     10,000     $ 4,503  $ 2,705
   President and President,        1992      197,500         44,708         1,332            0      8,000       3,950    3,406
   NCS Education                   1991      187,500         69,539         2,397            0     10,000       3,750    3,086

Norman A. Cocke, Senior Vice       1993     $180,000      $   5,184       $     0   $        0      8,000     $ 4,503  $ 2,551
   President and Chief Financial   1992      161,250         63,408        32,624      157,500     20,000       3,225        0
   Officer <FN6>                   1991            0              0             0            0          0           0        0

David W. Smith, Vice               1993     $153,750      $  28,754       $     0   $        0      5,000     $ 3,290  $ 1,910
   President and President,        1992      148,500         10,740             0            0      5,000       2,980    2,737
   NCS Assessments                 1991      144,500         34,389             0            0      1,000       2,890    2,263

Phillip W. Arneson <FN7>           1993     $200,000      $       0       $ 1,310   $        0     10,000     $     0  $ 2,728
                                   1992      197,500         57,502           912            0      8,000           0    3,432
                                   1991      187,500         72,316           389            0     10,000           0    3,231

<FN1>  Executive officers participate in the Management Incentive
Plan. Under the Plan, cash incentive payments are made, based on NCS' financial performance, business unit and individual performance criteria and the officer's base salary, following the fiscal year end. Incentive payment amounts are shown in the fiscal year accrued.

<FN2>  The value of the restricted stock awards was determined by multiplying the fair market value of the Company's Common Stock on the date of grant by the number of shares awarded. Dividends are paid on shares awarded. As of January 31, 1994, the number and value of aggregate restricted stock award holdings were 32,500 shares ($390,000); 27,000 shares ($324,000); 18,000
($216,000); 10,000 shares ($120,000); and 7,000 ($84,000) for
Messrs. Oswald, Malmberg, Bowen, Cocke and Smith, respectively.

<FN3>  Compensation reported represents Company contributions under the NCS 401(k) Employee Savings Plan (ESP) and the NCS Employee Stock Ownership Plan (ESOP). The value of the ESOP contribution was calculated based on the number of shares allocated to the participant valued at the fair market value of the shares on date of allocation.

<FN4>  NCS has an agreement with Mr. Oswald whereby, should he die while employed by NCS, his beneficiaries would receive $250,000 payable in equal $25,000 installments over 10 years.

<FN5>  NCS has an agreement with Mr. Malmberg whereby, following his retirement as an employee, NCS will pay him $100,000 per year in quarterly installments of $25,000 over 10 years and maintain medical benefits for him and his spouse for such period. Mr. Malmberg has agreed that during the 10 year period following retirement, he will not compete against the Company. Mr. Malmberg has notified the Company that he will retire as an employee effective April 30, 1994.

<FN6>  Mr. Cocke was employed by the Company in March, 1992.  Of
Other Annual Compensation, $25,000 was reimbursement of relocation expense.

<FN7>  Mr. Arneson ceased being a Senior Vice President and
President, NCS Financial on August 4, 1993. Since 1991, NCS made loans to Mr. Arneson in the maximum aggregate principal amount of $495,000. On June 29, 1992, Mr. Arneson filed a petition under Chapter 7 of the Federal Bankruptcy Code and, on October 14, 1992, a notice of discharge was issued. On October 7, 1992, Mr. Arneson entered into an agreement with NCS reaffirming his obligation to repay the loans obtained from NCS. The loans have been restructured and collection of a portion of the loans ($295,000) has been permanently forgiven. In addition, NCS guaranteed a bank loan in the original principal amount of $275,000. The bank loan, guarantee and outstanding loans from NCS are secured by mortgages on Mr. Arneson's home and an assignment of life insurance proceeds. By agreement dated December 3, 1993 and in consideration of certain commitments by Mr. Arneson, NCS agreed to pay Mr. Arneson a total of $100,000 in semi-monthly installments, less outstanding loan interest, through July 31, 1994. All after-tax amounts from gains realized on the sale of NCS Common Stock plus certain other contractual amounts from NCS, if payable, will be applied to the loan balance or forgiven amounts. The principal amount outstanding, with an interest rate of 1% over the prime rate, under the loans is $200,000 and the loans are current with respect to interest payments.



STOCK OPTIONS
=============

The following tables summarize option grants and exercises during fiscal 1993 to or by the executive officers named in the Summary
Compensation Table above, and the value of the options held by such persons at the end of fiscal 1993.

                                 Option Grants in Fiscal 1993


                                         Individual Grants
                        ====================================================            Potential Realizable Value
                           # of                                                           at Assumed Annual Rates
                        Securities    % of Total                                               of Stock Price
                        Underlying      Options      Exercise                                 Appreciation for
                          Options      Granted to     or Base                                 Option Term <FN2>
                          Granted     Employees in     Price      Expiration       =====================================
         Name              <FN1>      Fiscal 1993      ($/Sh)        Date              0%             5%            10%
======================   =========    ============    =======     ==========         =====          =====          =====

Charles W. Oswald          12,000          5%          $17.60       5/20/98        $     0       $ 33,846       $ 98,018
David C. Malmberg          10,000          4            16.00       5/20/98              0         44,205         97,682
Robert C. Bowen            10,000          4            16.00       5/20/98              0         44,205         97,682
Norman A. Cocke             8,000          3            16.00       5/20/98              0         35,364         78,145
David W. Smith              5,000          2            16.00       5/20/98              0         22,103         48,841
Phillip W. Arneson         10,000          4            16.00       5/20/98              0         44,205         97,682


<FN1>  All options vest at the rate of 20% after 12, 24, 36, 48 and
58 months.

<FN2>  The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.



           Aggregated Option Exercises in Fiscal 1993 and Value of Options
                               at End of Fiscal 1993

                                                                   Number of                         Value of
                                                             Securities Underlying                Unexercised In-
                                  Shares                      Unexercised Options                the-Money Options
                                 Acquired                          at End of                         at End of
                                    on        Value               Fiscal 1993                       Fiscal 1993
                                 Exercise    Realized                 (#)                               ($)
                                   (#)       ($) <FN1>     Exercisable/Unexercisable        Exercisable/Unexercisable<FN1>
                                 ========    ========      =========================        =============================

Charles W. Oswald                     0     $        0          31,900 / 39,600                $ 21,900 / $ 14,600
David C. Malmberg                 4,000          6,000          16,800 / 32,200                  15,000 /   15,000
Robert C. Bowen                       0              0          10,600 / 30,400                  14,250 /   18,000
Norman A. Cocke                       0              0           4,000 / 24,000                       0 /        0
David W. Smith                    4,700         12,575               0 / 11,600                       0 /    3,750
Phillip W. Arneson                6,000         24,000          15,600 / 27,400                   9,000 /    9,750


<FN1>  Value based on market value of the Company's Common Stock at date of exercise or end of fiscal 1993, minus the exercise price.


COMPARATIVE STOCK PERFORMANCE
=============================

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Center for Research in Security Prices (CRSP), University of Chicago, Index for NASDAQ Computer and Data Processing Stocks (2) (assuming the investment of $100 in the Company's Common Stock and each Index on January 31, 1989 and reinvestment of all dividends).


PERFORMANCE GRAPH:

                                                                            Index for
                                                                       NASDAQ Computer and
 Measurement Period                                    S&P 500           Data Processing
(Fiscal Year Covered)                NCS             Index <FN1>           Stocks <FN3>
=====================               =====            ===========       ===================

Measurement Pt. 1/31/89              100                 100                   100

FYE 1/31/90                           53                 114                   120
FYE 1/31/91                           90                 124                   162
FYE 1/31/92                          125                 152                   285
FYE 1/31/93                          127                 168                   301
FYE 1/31/94                          101                 190                   322

________________________
<FN1>  Total return calculations for the S&P 500 Index were
performed by CRSP.

<FN2>  The Bridge Computer Software Services and Peripherals -
Listed Stocks Index maintained by Bridge Information Systems,
Inc. was used in the prior year. That index is no longer available.

<FN3>  The Index for NASDAQ Computer and Data Processing Stocks
(SIC 737) is maintained by CRSP.


SECTION 16(a) REPORTING
=======================

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended January 31, 1994, officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.



STOCKHOLDER PROPOSALS
=====================

Any proposal by a stockholder intended to be presented at the 1995 Annual Meeting of Stockholders must be received at the Company's executive offices no later than December 21, 1994.


GENERAL
=======

On written request, NCS will furnish without charge to each person whose proxy is being solicited a copy of NCS' Annual Report on Form 10-K for the fiscal year ended January 31, 1994, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. NCS will furnish to any such person any exhibit described in the list accompanying the Form 10-K on payment, in advance, of reasonable fees related to the furnishing of such exhibit. Requests for copies of such reports and/or exhibits should be directed to Mr. J. W. Fenton, Jr., Secretary/Treasurer, NCS, 11000 Prairie Lakes Drive, P.O. Box 9365, Minneapolis, Minnesota 55440.

The cost of solicitation has been or will be paid by NCS. In addition, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and NCS will reimburse them for their expense in so doing.

Dated: April 20, 1994


BY ORDER OF THE BOARD OF DIRECTORS

J. W. Fenton, Jr., Secretary

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          (Logo)

National Computer Systems, Inc.
11000 Prairie Lakes Drive, P.O. Box 9365, Mpls., MN 55440


The undersigned hereby appoints Charles W. Oswald and Arthur E. Weisberg, and each of them, proxies with full power of substitution to represent and vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of National Computer Systems, Inc. (NCS), to be held at the Lutheran Brotherhood Building, 625 4th Avenue South, Minneapolis, Minnesota, on May 26, 1994, at 3:30 P.M., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or adjournment. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2.


1.  ELECTION OF DIRECTORS
    O  FOR all nominees listed below    O  WITHHOLD AUTHORITY
       (Except as marked to                to vote for all
        the contrary below)                nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the circle next to the nominee's name below.)

O Charles W. Oswald   O Jean B. Keffeler   O Jeffrey E. Stiefler
O David P. Campbell   O Stephen G. Shank   O John W. Vessey
O David C. Cox        O John E. Steuri

2.  APPOINTMENT OF AUDITORS - Ernst & Young:

    O  FOR                O  AGAINST              O  ABSTAIN

3. On any other matters which may properly come before the meeting, the named proxies are authorized to vote on such matters in accordance with their best judgment.

Stockholder and shares of record covered by this proxy are shown on reverse side.

PLEASE DATE AND SIGN exactly as name appears to the left indicating, where proper, official position or representative capacity. For joint accounts, each joint owner should sign.


DATED:                   , 1994


- ---------------------------------------
(Signature)


- ---------------------------------------
(Signature, if held jointly)



PLEASE NOTE THE ABOVE SIGNATURE BOX

RETURN IN ENVELOPE PROVIDED